Exhibit 99.1

Adept Technology, Inc. Acquires Cerebellum Automation SAS

Acquisition of French Motion Controls Developer Supports Adept’s Worldwide Vertical Market Strategy

LIVERMORE, Calif.--(BUSINESS WIRE)--Adept Technology, Inc. (NASDAQ:ADEP), a leading provider of intelligent vision-guided robotics and global robotics services, today announced that it has acquired Cerebellum Automation SAS, a leader in specialized OEM robotics and motion control solutions for the medical and packaging industries. Privately-held Cerebellum Automation is located in Chavanod, France, near Geneva Switzerland and close to key industrial centers in France, Switzerland and Italy.

Adept has agreed to purchase all outstanding shares of Cerebellum for a total purchase price of up to $1.2 million. Payment will be made in the form of cash and shares paid over a two-year period. To date, an initial cash payment of $350,000 has been made. In January 2008, Adept will make an additional payment of $65,000 in cash to be held in escrow for one year and released on the first anniversary of the acquisition, at which time there will also be a contingent payment of up to $335,000 in Adept common stock, if certain employee retention provisions are met. A final payment of $65,000 in cash will be made two years from the date of acquisition, as well as a contingent payment of up to $385,000 in Adept common stock, provided certain employee retention provisions are met. Additionally, Cerebellum’s principle executives, who are founders of the acquired company, are eligible to receive bonus payments of up to €312,000 based on the sales performance of certain Cerebellum products over the next two years.

Cerebellum Automation, founded in 2004, has a growing base of major OEM, end-user and system integrator customers in France and Western Europe. The company provides a number of products and services, most notably CIDE, an intuitive robotic and motion control application development suite, and ApproFlex, an award-winning feeding and small part handling system designed for end-user customers. Both CIDE and ApproFlex provide incremental value-added revenue potential to Adept’s product line and expand the market for Adept’s MotionBlox line of single and multi-axis controllers.

“The acquisition of Cerebellum Automation is both complementary and additive to Adept, augmenting our capabilities in key vertical and geographic markets,” said Robert Bucher, chief executive officer of Adept. “Cerebellum complements our strong position in Germany and gives us a greatly expanded footprint in the French automation market, which is the third largest in Europe. Their expert staff also brings proven experience in developing automation solutions for the medical and packaging markets, which we will leverage worldwide.”

Adept plans to rapidly integrate Cerebellum’s ten employees into its French office, and anticipates the resulting incremental operating costs will be approximately $230,000 per quarter. The Company expects the acquisition will be immediately accretive to revenue and anticipates continued growth in Cerebellum product sales. Adept further expects the acquisition will be accretive to operations and cash flow within two years.

“On behalf of my co-founder Alexandre Haag and the rest of the Cerebellum team, we are very pleased to be joining Adept Technology,” said Bruno Adam, chief executive officer of Cerebellum Automation. “As a certified developer for Adept for the last several years, we are quite familiar with the company and the quality of its products and its relations with its partners and customers. The marriage of Cerebellum with Adept builds on the strengths of both companies and benefits all parties – customers, partners, employees and shareholders.”

About Adept Technology, Inc.

Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

Forward-Looking Statements

This press release contains certain forward-looking statements including statements regarding revenues, expenses, Adept's growth and the impact of an acquisition on our operating and financial results that involve a number of risks and uncertainties. The Company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, the risk that an acquisition may disrupt our business, increase our expenses and adversely affect our financial condition or operations; dilution caused by issuances of our common stock; and factors affecting our operating results including factors difficult to forecast; future economic, competitive and market conditions including those in Europe and Asia and those related to the Company's strategic markets; risks of acceptance of the Company's new and acquired or current products in the marketplace; the actual results of our restructuring activities, and potential impact of current restructuring efforts; the financial and operating risks and regulatory requirements associated with international operations, sales and foreign suppliers; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; customers' ability to pay invoices in a timely manner; the risk that some customers may become insolvent; dependence on the continued growth of the intelligent automation market; the highly competitive nature of and rapid technological change and competition within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's limited cash resources and significant fixed costs which are not easily reduced; the Company's outsourced manufacturing dependence and risks associated with sole or single sources of supply and lengthy procurement lead times; risks associated with the seasonality of the Company's products; risks associated with product defects; potential delays associated with the development and introduction of new products or software releases; the Company's ability to sell our products through systems integrators and original equipment manufacturers who may also promote competing products; risks associated with variations in our gross margins based on factors not always in Adept's control; the need to hire and retain qualified managerial personnel and to complete acquisitions to expand operations; risks of unfair termination claims by employees; risks associated with variations in gross margins; risks related to the Company's potential inability to strengthen our internal controls over financial reporting; potential securities class action litigation if Adept's stock price remains volatile or operating results suffer; and costs of being a public company as a result of legislation requiring greater general and administrative costs to be incurred.

For a discussion of risk factors relating to Adept’s business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2007 and quarterly report on Form 10-Q for the fiscal quarter ended September 29, 2007 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors contained therein.

CONTACT:
Adept Technology, Inc.
Lisa Cummins, 925-245-3400
Chief Financial Officer
investor.relations@adept.com